UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 20, 2008
CKX, INC.
(Exact name of registrant as specified in charter)

Delaware	0-17436	27-0118168
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

650 Madison Avenue
New York, New York	10022
(Address of principal	(Zip Code)
executive offices)
Registrant’s telephone number, including area code: (212) 838-3100

          (Former Name or Former Address, if
Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
SIGNATURES

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
On November 20, 2008, Michael G. Ferrel, a director and President of CKX, Inc. (the “Company”) since May 2005, notified the Company that he was resigning from his position as President of the Company effective as of the date of the upcoming 2008 annual meeting of stockholders. In connection with his resignation, Mr. Ferrel also informed the Company that he would not stand for re-nomination to the Company’s board of directors at the stockholder meeting. Following his resignation, Mr. Ferrel will serve as a consultant to the Company. In notifying the Company of his intention to step down from his executive role and directorship, Mr. Ferrel, who is a resident of Massachusetts, cited his desire to spend more time with his family and to focus on personal investments.
On November 20, 2008, Bruce Morrow, a director of the Company since February 2005, notified the Company that he would not seek re-nomination or re-election to the Company’s board of directors at the 2008 annual meeting of stockholders. Mr. Morrow cited an increased business schedule, primarily related to his weekly radio broadcast on Sirius XM Radio, as the primary reason for his decision not to continue on the Board.
As a result of Messrs. Ferrel and Morrow not standing for re-election, the Company’s board of directors will decrease the size of the board from 13 members to 11 members effective as of the date of the Company’s annual meeting of stockholders.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CKX, INC.
By:	/s/ Jason K. Horowitz
Name:	Jason K. Horowitz
Title:	Senior Vice President

DATE: November 24, 2008